Sound Financial Bancorp, Inc. Reports Net Income of $1.4 million for
First Quarter 2019
Board Declares Quarterly Cash Dividend of $0.14 per share

Seattle, Wash., April 26, 2019 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.4 million for the quarter ended March 31, 2019, or diluted earnings per share of $0.56, as compared to net income of $1.6 million, or diluted earnings per share of $0.64 for the quarter ended December 31, 2018 and $1.6 million or diluted earnings per share of $0.63 for the quarter ended March 31, 2018.

The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.14 per share, payable on May 23, 2019 to stockholders of record as of the close of business on May 9, 2019.

"The first quarter is typically our slowest quarter for loan originations. We also sold a small portion of our one-to-four family loan portfolio resulting in a lower average loan balances than in the prior quarter," said Laurie Stewart, President and CEO of the Company and the Bank. "Deposit growth was strong during the quarter which allowed us to reduce our reliance on higher cost FHLB borrowings. We were also able to partly mitigate the rising cost of deposits by continuing to increase our non-interest bearing deposits," concluded Ms. Stewart.

Highlights for the quarter ended March 31, 2019 include:

•	Loans held-for-portfolio decreased 5.7% to $584.5 million at March 31, 2019, from $619.5 million at December 31, 2018 and increased $24.5 million or 4.4% from $560.0 million at March 31, 2018;

•
Total deposits increased 5.4% to $583.7 million at March 31, 2019, from $553.6 million at December 31, 2018 and increased 10.3% from $529.2 million at March 31, 2018, with non-interest bearing deposits increasing $2.6 million or 2.7% compared to December 31, 2018 and $14.4 million, or 17.1% compared to March 31, 2018;

•
Total borrowings decreased $59.0 million, or 70.2% to $25.0 million at March 31, 2019, from $84.0 million at December 31, 2018, and decreased $31.0 million, or 55.4% from $56.0 million at March 31, 2018;

•	Total assets decreased 2.7% to $697.6 million at March 31, 2019, from $716.7 million at December 31, 2018 and increased 5.8% from $659.5 million at March 31, 2018;

•
Net interest income decreased 3.6% to $7.1 million during the quarter ended March 31, 2019, from $7.2 million during the quarter ended December 31, 2018 and increased 8.7%, from $6.4 million during the quarter ended March 31, 2018 ;

•	Net interest margin ("NIM") was 4.13% for the quarter ended March 31, 2019, compared to 4.23% for the quarter ended December 31, 2018 and 4.29% for the quarter ended March 31, 2018; and

•
We recorded a recapture from the allowance for loan losses of $200,000 for the quarter ended March 31, 2019, compared to a provision for loan losses of $25,000 for the quarter ended December 31, 2018 and $100,000 for the quarter ended March 31, 2018;

The Bank continued to maintain capital levels in excess of the regulatory requirements and was categorized as "well-capitalized" at March 31, 2019.

Operating Results

Net interest income decreased $258,000, or 3.6%, to $7.0 million during the quarter ended March 31, 2019, compared to $7.2 million during the quarter ended December 31, 2018 and increased $562,000, or 8.7%, from $6.5 million during the quarter ended March 31, 2018. The decrease from the prior quarter was primarily a result of lower average loan balance and loan yields as a result of one-to-four family loan sales of $16.2 million during the period combined with higher interest expense. The change from the comparable period one year ago was primarily a result of increased interest income on loans due to both higher average balances and loan yields, partially offset by increased interest expense.

Interest income decreased $175,000, or 2.0%, to $8.8 million during the quarter ended March 31, 2019, compared to $8.9 million during the quarter ended December 31, 2018 and increased $1.3 million, or 17.8%, compared to $7.5 million during the quarter ended March 31, 2018. Interest income on loans decreased $191,000, or 2.2%, to $8.4 million during the quarter ended March 31, 2019, compared to $8.6 million for the quarter ended December 31, 2018, primarily due to lower average loan balances. The increase in interest income on loans compared to the same quarter one year ago was due to higher average loan balances and average loan yields. The average loans held-for-portfolio balance was $612.1 million for the quarter ended March 31, 2019, compared to $621.1 million for the quarter ended December 31, 2018, and $549.7 million for quarter ended March 31, 2018. The average yield on loans held-for-portfolio was 5.46% for the quarter ended March 31, 2019, down slightly from 5.50% for the quarter ended December 31, 2018 and up 23 basis points from 5.23% for the quarter ended March 31, 2018. Interest income on the investment portfolio increased $168,000, or 68.3%, to $414,000 during the quarter ended March 31, 2019 due to the rise in market interest rates during the last year compared to March 31, 2018, and increased $16,000 from the quarter ended December 31, 2008.

Interest expense increased $83,000, or 4.9%, to $1.8 million for the quarter ended March 31, 2019, compared to $1.7 million for the quarter ended December 31, 2018 and increased $761,000, or 74.4%, compared to $1.0 million for the quarter ended March 31, 2018. The increase from the prior quarter was a result of the higher weighted-average cost of deposits as well as higher average deposit balances. The weight average cost of deposits increased to 1.02% for the quarter ended March 31, 2019, up 18 basis points from 0.84% for the quarter ended December 31, 2018. The average deposit balance was $574.6 million for the quarter ended March 31, 2019, compared to $558.0 million for the quarter ended December 31, 2018.

The interest expense increase from the comparable period a year ago was primarily due to increases in average balances and cost of deposits and Federal Home Loan Bank ("FHLB") borrowings. Interest expense on FHLB borrowings increased $105,000, or 49.3%, to $318,000 for the quarter ended March 31, 2019, compared to a year ago, due to a $4.8 million, or 9.8% increase in the average balance of FHLB borrowings to $54.1 million. The average rate paid on FHLB borrowings increased to 2.35% for the quarter ended March 31, 2019, up 62 basis points from 1.73% for the quarter ended March 31, 2018. Interest expense on deposits increased $656,000, or 81.0%, to $1.5 million for the quarter ended March 31, 2019, compared to a year ago, driven by an increase of $37.0 million, or 8.4% in the average balance of interest-bearing deposits. The average rate paid on deposits increased to 1.02% for the quarter ended March 31, 2019, up 39 basis points from 0.63% for the quarter ended March 31, 2018.

Net interest margin decreased to 4.13% for the quarter ended March 31, 2019, compared to 4.23% for the quarter ended December 31, 2018 and 4.29% for the quarter ended March 31, 2018. The decrease from the prior quarter was primarily the result of lower average loan balances. The decrease compared to one year ago period was primarily due to higher funding costs as interest rates paid on interest-bearing liabilities increased more rapidly than yields earned on interest-earning assets.

We recorded a recapture from the allowance for loan losses of $200,000 for the quarter ended March 31, 2019, compared to a provision for loan losses of $25,000 for the quarter ended December 31, 2018 and $100,000 provision for the quarter ended March 31, 2018. The recapture in the current quarter was primarily the result of the $16.2 million one-to-four family loan sale during the first quarter of 2019, coupled with continued strong credit quality, including net recoveries of $3,000.

Noninterest income increased $148,000, or 17.2%, to $1.0 million for the quarter ended March 31, 2019, compared to $860,000 for the quarter ended December 31, 2018 and decreased $125,000, or 11.0%, from $1.1 million for the quarter ended March 31, 2018. The increase from the sequential quarter was primarily a result of gain on sale of loans of $535,000 during the quarter, partially offset by a $197,000 decrease in mortgage servicing income. The decrease from the same period a year ago primarily was a result of a decrease of $302,000 in mortgage servicing income, partially offset by a $161,000 increase in net gain on sale of loans and a $29,000 increase in bank-owned life insurance income.

Noninterest expense increased $280,000, or 4.6%, to $6.4 million for the quarter ended March 31, 2019, compared to $6.1 million for the quarter ended December 31, 2018 and increased $1.0 million, or 17.7%, from $5.4 million for the quarter ended March 31, 2018. The increase from the quarter ended December 31, 2018 was primarily a result salaries and benefits expense increasing $387,000 during the quarter, partially offset by a decrease in data processing and operations expense. The increase in salaries and benefits was attributed to normal year-end salary increases and the yearly bonus program, partially offset by decreases in quarterly accrued vacation and sick expense during current quarter.

Noninterest expense increased $960,000, or 17.7%, to $6.4 million for the quarter ended March 31, 2019, compared to $5.4 million for the quarter ended March 31, 2018. The increases in noninterest expense from the quarter ended March 31, 2018 were primarily due to increases of $498,000 in salaries and benefits and $395,000 in operations expense. The increase in salaries and benefits expense were due to the same reasons discussed above for the sequential quarter. Operations expense increased $395,000 from a year ago, primarily due to an increase in legal fees, professional fees and loan related expenses.

The efficiency ratio for the quarter ended March 31, 2019 was 79.97%, compared to 75.43% for the quarter ended December 31, 2018 and 71.89% for the quarter ended March 31, 2018. The weakening of the efficiency ratio compared to prior quarter and a year ago was primarily due to higher noninterest expense, combined with lower noninterest income.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at March 31, 2019 were $697.6 million, compared to $716.7 million at December 31, 2018 and $659.5 million at March 31, 2018. The decrease in assets from sequential quarter was primarily due to a lower balance of loans held-for-portfolio as a result of a $16.2 million one-to-four family loan sale during the quarter and decline in FHLB stock, partially offset by higher cash and cash equivalents and the capitalization of the right of use assets in the first quarter of 2019 in accordance with our implementation of new lease accounting guidance. The increase from one year ago was primarily a result of the right of use assets of $8.1 million recorded, a higher balance in loans held-for-portfolio and cash balances which increased $24.5 million and $7.8 million, respectively, partially offset by a decrease in FHLB stock. FHLB stock decreased $2.3 million to $1.9 million at March 31, 2019, from $4.1 million at December 31, 2018 and decreased $1.2 million, from $3.0 million at March 31, 2018, as a result of reduced borrowing needs. The adoption of accounting guidance for leases (“ASU 2016-02”) in 2019 required the Company to recognize right of use lease assets and corresponding lease liabilities on the balance sheet.

Cash and cash equivalents increased $10.7 million, or 17.4%, to $72.5 million at March 31, 2019, compared to $61.8 million at December 31, 2018 and increased $7.8 million, or 12.1%, compared to $64.7 million at March 31, 2018. The increase from the prior quarter and one year ago was a result of the loan sale at quarter end.

Loans held-for-portfolio decreased to $584.5 million at March 31, 2019, compared to $619.5 million at December 31, 2018 and increased from $560.0 million at March 31, 2018. The largest decreases in the loan portfolio compared to the prior quarter were in one-to-four family, commercial and multifamily real estate and commercial business loan portfolios. The one-to-four family loan portfolio decreased $18.4 million, or 10.8%, to $151.4 million compared to the prior quarter primarily as a result of the sale of $16.2 million of one-to-four family loans held in portfolio during the quarter. The commercial and multifamily real estate decreased $7.2 million, or 2.9%, to $245.4 million and the commercial business loan portfolio decreased $6.8 million, or 17.4%, to $32.0 million. All loan categories experienced an increase compared to the year ago quarter, other than one-to-four family, home equity and commercial business. The commercial and multifamily real estate loan portfolio increased $24.2 million, or 10.9%, to $245.4 million, the construction and land loan portfolio increased $5.6 million, or 9.2%, to $66.4 million, and the consumer loan portfolio increased $14.6 million, or 28.1%, to $66.7 million, with the largest increase in consumer loans coming from floating homes loans, which increased $9.9 million, or 34.0%, to $39.0 million. The increases were partially offset by decreases of $10.9 million in the one-to-four family, $5.8 million in the commercial business and $3.2 million in home equity loan portfolios. At March 31, 2019, commercial and multifamily real estate loans accounted for approximately 41.8% of total loans and one-to-four family loans, including home equity loans accounted for approximately 30.0% of total loans. Consumer loans, consisting of manufactured homes, floating homes, and other consumer loans accounted for approximately 11.4% of total loans at that date. Construction and land loans accounted for approximately 11.3% of total loans and commercial business loans accounted for approximately 5.5% of total loans at March 31, 2019.

Deposits increased $30.1 million, or 5.4%, to $583.7 million at March 31, 2019, compared to $553.6 million at December 31, 2018 and increased $54.5 million, or 10.3%, compared to $529.2 million at March 31, 2018. The increase in deposits compared to the prior quarter and a year ago was due to primarily to increases in certificates of deposit. We continue our efforts to increase non-interest bearing deposits, which increased $2.6 million, or 2.7%, to $98.6 million at March 31, 2019, compared to $96.1 million at December 31, 2018 and increased $14.4 million, or 17.1% from $84.3 million at March 31, 2018. FHLB borrowings decreased to $25.0 million at March 31, 2019, compared to $84.0 million at December 31, 2018 and $56.0 million at March 31, 2018. We utilized borrowings to supplement our deposits to support loan growth over the past year.

Nonperforming assets ("NPAs"), which are comprised of non-accrual loans, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets increased $411,000 or 12.7% to $3.7 million at March 31, 2019, from $3.2 million at December 31, 2018 and increased $1.1 million or 42.5% from $2.6 million at March 31, 2018. NPAs to total assets were 0.52%, 0.45% and 0.39% at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

The following table summarizes our NPAs (dollars in thousands, unaudited):

	March 31, 2019		December 31, 2018		March 31, 2018
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Nonperforming Loans:
One-to-four family	$1,041	28.5%	$1,120	34.5%	$782	30.5%
Home equity loans	321	8.8	359	11.1	452	17.6
Commercial and multifamily	353	9.7	534	16.5	197	7.7
Construction and land	83	2.3	123	3.8	82	3.2
Manufactured homes	231	6.3	214	6.6	200	7.8
Commercial business	555	15.2	317	9.8	212	8.3
Total nonperforming loans	2,584	70.8	2,667	82.3	1,925	75.1
OREO and Other Repossessed Assets:
One-to-four family	494	13.5	—	—	28	1.1
Commercial and multifamily	575	15.7	575	17.7	600	23.4
Manufactured homes	—	—	—	—	10	0.4
Total OREO and repossessed assets	1,069	29.2	575	17.7	638	24.9
Total nonperforming assets	$3,653	100.0%	$3,242	100.0%	$2,563	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	March 31, 2019	December 31, 2018	March 31, 2018
Allowance for Loan Losses
Balance at beginning of period	$5,774	$5,748	$5,241
(Recapture) provision for loan losses during the period	(200)	25	100
Net recoveries (charge-offs) during the period	3	1	(13)
Balance at end of period	$5,577	$5,774	$5,328
Allowance for loan losses to total loans	0.95%	0.93%	0.95%
Allowance for loan losses to total nonperforming loans	215.83%	216.50%	276.78%

The decrease in the allowance for loan losses at March 31, 2019, compared to the prior quarter was primarily due to a recapture from the allowance for loan losses of $200,000 during the period. The recapture in the current quarter was primarily the result of the $16.2 million one-to-four family loan sale during the first quarter of 2019, coupled with continued strong credit quality. The increase in the allowance for loan losses compared to the same period a year ago was due to the increases in the balance of the loan portfolio. Net loan recoveries during the first quarter of 2019 totaled $3,000 compared to net recoveries of $1,000 for the quarter ended December 31, 2018 and net charge-offs of $13,000 for the quarter ended March 31, 2018.

The allowance for loan losses to total loans held-for-portfolio increased to 0.95% for the quarter ended March 31, 2019, compared to 0.93% for the quarter ended December 31, 2018 and remained unchanged from 0.95% for the quarter ended March 31, 2018. The allowance for loan losses as a percentage of nonperforming loans decreased to 215.8% at March 31, 2019, compared to 216.5% at December 31, 2018 and 276.8% at March 31, 2018.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow, and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with two Loan Production Offices, one located in the Madison Park neighborhood of Seattle and one located in Sequim, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in general and local economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential Quarter % Change	Year over Year % Change
Annualized return on average assets	0.81%	0.91%	1.00%	(11.0)%	(19.0)%
Annualized return on average equity	7.92	9.21	9.67	(14.0)	(18.1)
Annualized net interest margin	4.13	4.23	4.29	(2.4)	(3.7)
Annualized efficiency ratio	79.97%	75.43%	71.89%	6.0%	11.2%

PER COMMON SHARE DATA
(Shares in thousands, unaudited)

	At or For the Quarter Ended
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$0.57	$0.66	$0.65	(13.6)%	(12.3)%
Diluted earnings per share	$0.56	$0.64	$0.63	(12.5)	(11.1)
Weighted-average basic shares outstanding	2,516	2,506	2,477	0.4	1.6
Weighted-average diluted shares outstanding	2,578	2,566	2,558	0.5	0.8
Common shares outstanding at period-end	2,550	2,544	2,524	0.3	1.0
Book value per share	$28.59	$28.15	$26.36	1.6%	8.5%

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended:
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential Quarter % Change	Year over Year % Change
Interest income	$8,773	$8,948	$7,450	(2.0)%	17.8%
Interest expense	1,784	1,701	1,023	4.9	74.4
Net interest income	6,989	7,247	6,427	(3.6)	8.7
(Recapture) Provision for loan losses	(200)	25	100	(900.0)	(300.0)
Net interest income after (recapture) provision for loan losses	7,189	7,222	6,327	(0.5)	13.6
Noninterest income:
Service charges and fee income	447	450	460	(0.7)	(2.8)
Earnings on cash surrender value of bank-owned life insurance	108	11	79	881.8	36.7
Mortgage servicing (loss) income	(82)	115	220	(171.3)	(137.3)
Net gain on sale of loans	535	284	374	88.4	43.0
Total noninterest income	1,008	860	1,133	17.2	(11.0)
Noninterest expense:
Salaries and benefits	3,639	3,252	3,141	11.9	15.9
Operations	1,634	1,653	1,239	(1.1)	31.9
Regulatory assessments	113	104	101	8.7	11.9
Occupancy	506	503	474	0.6	6.8
Data processing	500	579	453	(13.6)	10.4
Net loss and expenses on OREO and repossessed assets	3	24	27	(87.5)	(88.9)
Total noninterest expense	6,395	6,115	5,435	4.6	17.7
Income before provision for income taxes	1,802	1,967	2,025	(8.4)	(11.0)
Provision for income taxes	358	325	423	10.2	(15.4)
Net income	$1,444	$1,642	$1,602	(12.1)%	(9.9)%

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$72,536	$61,810	$64,689	17.4%	12.1%
Available-for-sale securities, at fair value	4,955	4,957	5,268	—	(5.9)
Loans held-for-sale	490	1,172	950	(58.2)	(48.4)
Loans held-for-portfolio	584,501	619,543	559,979	(5.7)	4.4
Allowance for loan losses	(5,577)	(5,774)	(5,328)	(3.4)	4.7
Total loans held-for-portfolio, net	578,924	613,769	554,651	(5.7)	4.4
Accrued interest receivable	2,228	2,287	1,962	(2.6)	13.6
Bank-owned life insurance, net	13,625	13,365	13,075	1.9	4.2
Other real estate owned ("OREO") and other repossessed assets, net	1,069	575	638	85.9	67.6
Mortgage servicing rights, at fair value	3,286	3,414	3,532	(3.7)	(7.0)
Federal Home Loan Bank ("FHLB") stock, at cost	1,860	4,134	3,014	(55.0)	(38.3)
Premises and equipment, net	6,833	7,044	7,545	(3.0)	(9.4)
Right-of-use assets	8,136	—	—	nm	nm
Other assets	3,687	4,208	4,207	(12.4)	(12.4)
TOTAL ASSETS	$697,629	$716,735	$659,531	(2.7)	5.8
LIABILITIES
Interest-bearing deposits	$485,033	$457,535	$444,918	6.0	9.0
Noninterest-bearing deposits	98,648	96,066	84,275	2.7	17.1
Total deposits	583,681	553,601	529,193	5.4	10.3
Borrowings	25,000	84,000	56,000	(70.2)	(55.4)
Accrued interest payable	201	137	81	46.7	148.1
Lease liabilities	8,408	—	—	nm	nm
Other liabilities	6,089	6,681	6,605	(8.9)	(7.8)
Advance payments from borrowers for taxes and insurance	1,327	689	1,106	92.6	20.0
TOTAL LIABILITIES	624,706	645,108	592,985	(3.2)	5.3
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	—	—
Additional paid-in capital	25,802	25,663	25,104	0.5	2.8
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(312)	(340)	(453)	(8.2)	(31.1)
Retained earnings	47,252	46,165	41,792	2.4	13.1
Accumulated other comprehensive income, net of tax	156	114	78	36.8	100.0
TOTAL STOCKHOLDERS' EQUITY	72,923	71,627	66,546	1.8	9.6
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$697,629	$716,735	$659,531	(2.7)%	5.8%

nm = not meaningful

LOANS
(Dollars in thousands, unaudited)

	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential Quarter % Change	Year over Year % Change
Real estate loans:
One-to-four family	$151,422	$169,830	$162,294	(10.8)%	(6.7)%
Home equity	24,466	27,655	27,638	(11.5)	(11.5)
Commercial and multifamily	245,417	252,644	221,255	(2.9)	10.9
Construction and land	66,400	65,259	60,789	1.7	9.2
Total real estate loans	487,705	515,388	471,976	(5.4)	3.3
Consumer Loans:
Manufactured homes	20,533	20,145	17,480	1.9	17.5
Floating homes	39,016	40,806	29,110	(4.4)	34.0
Other consumer	7,126	6,628	5,462	7.5	30.5
Total consumer loans	66,675	67,579	52,052	(1.3)	28.1
Commercial business loans	32,046	38,804	37,854	(17.4)	(15.3)
Total loans	586,426	621,771	561,882	(5.7)	4.4
Less:
Deferred fees	(1,925)	(2,228)	(1,903)	(13.6)	1.2
Allowance for loan losses	(5,577)	(5,774)	(5,328)	(3.4)	4.7
Total loans held for portfolio, net	$578,924	$613,769	$554,651	(5.7)%	4.4%

DEPOSITS
(Dollars in thousands, unaudited)

	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential Quarter % Change	Year over Year % Change
Noninterest-bearing	$98,648	$96,066	$84,275	2.7%	17.1%
Interest-bearing	153,607	164,919	178,629	(6.9)	(14.0)
Savings	54,951	54,102	50,336	1.6	9.2
Money market	49,162	46,689	49,457	5.3	(0.6)
Certificates	227,313	191,825	166,496	18.5	36.5
Total deposits	$583,681	$553,601	$529,193	5.4%	10.3%

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended:
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential Quarter % Change	Year over Year % Change
Nonaccrual loans	$2,364	$2,541	$1,793	(7.0)%	31.8%
Nonperforming TDRs	220	126	132	74.6	66.7
Total nonperforming loans	2,584	2,667	1,925	(3.1)	34.2
OREO and other repossessed assets	1,069	575	638	85.9	67.6
Total nonperforming assets	$3,653	$3,242	$2,563	12.7	42.5
Performing TDRs on accrual	$1,859	$1,973	$3,246	(5.8)	(42.7)
Net recoveries (charge-offs) during the quarter	3	1	(13)	(200.0)	123.1
(Recapture) provision for loan losses during the quarter	(200)	25	100	(900.0)	(300.0)
Allowance for loan losses	5,577	5,774	5,328	(3.4)	4.7
Allowance for loan losses to total loans	0.95%	0.93%	0.95%	2.2%	—
Allowance for loan losses to total nonperforming loans	215.83%	216.50%	276.78%	(0.3)%	(22.0)
Nonperforming loans to total loans	0.44%	0.43%	0.34%	2.3%	29.4
Nonperforming assets to total assets	0.52%	0.45%	0.39%	15.6%	33.3%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended:
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential Quarter % Change	Year over Year % Change
Sound Community Bank:
Loan to deposit ratio	100.22%	112.12%	104.81%	(10.6)%	(4.4)%
Noninterest-bearing deposits / total deposits	16.90%	17.35%	15.93%	(2.6)%	6.1%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$716,997	$718,227	$639,741	(0.2)%	12.1%
Average total equity for the quarter	$72,942	$71,287	$66,245	2.3%	10.1%

Media:	Financial:
Laurie Stewart	Daphne Kelley
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305